EXHIBIT 99.1

Net Revenues by Geographic Region
In Thousands

         1999        1st Quarter   2nd Quarter   3rd Quarter   4th Quarter    Full Year
                     -----------   -----------   -----------   -----------    ---------
North America
External Net Sales    $  56,586     $  62,939     $  62,239     $  65,580     $ 247,344
Intercompany Sales          128            62           178            93           461
Other Revenue             6,926         6,574         5,042         8,219        26,761
                      ---------     ---------     ---------     ---------     ---------
Net Revenues             63,640        69,575        67,459        73,892       274,566

Europe
External Net Sales       64,234        65,771        63,920        96,818       290,743
Intercompany Sales        1,214           616        11,464        (4,962)        8,332
Other Revenue             3,656         3,727         5,911        10,276        23,570
                      ---------     ---------     ---------     ---------     ---------
Net Revenues             69,104        70,114        81,295       102,132       322,645

Latin America
External Net Sales        7,113         7,802         8,402         8,152        31,469
Other Revenue               365           429           332           386         1,512
                      ---------     ---------     ---------     ---------     ---------
Net Revenues              7,478         8,231         8,734         8,538        32,981

Corporate & Other
External Net Sales        8,736         7,067        17,457         1,590        34,850
Intercompany Sales       (1,342)         (678)      (11,642)        4,869        (8,793)
Other Revenue                --            --             7            13            20
                      ---------     ---------     ---------     ---------     ---------
Net Revenues              7,394         6,389         5,822         6,472        26,077

Total IVAX
External Net Sales      136,669       143,579       152,018       172,140       604,406
Other Revenue            10,947        10,730        11,292        18,894        51,863
                      ---------     ---------     ---------     ---------     ---------
Net Revenues          $ 147,616     $ 154,309     $ 163,310     $ 191,034     $ 656,269
                      =========     =========     =========     =========     =========

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Net Revenues by Geographic Region
In Thousands
(Unaudited)

         2000        1st Quarter   2nd Quarter
                     -----------   -----------
North America
External Net Sales    $  67,714     $  74,498
Intercompany Sales          200           101
Other Revenue            14,846         5,161
                      ---------     ---------
Net Revenues             82,760        79,760

Europe
External Net Sales       76,733        66,284
Intercompany Sales        7,276         8,325
Other Revenue             6,229        17,457
                      ---------     ---------
Net Revenues             90,238        92,066

Latin America
External Net Sales        7,762        10,529
Other Revenue               474           336
                      ---------     ---------
Net Revenues              8,236        10,865

Corporate & Other
External Net Sales        8,115        10,392
Intercompany Sales       (7,476)       (8,426)
Other Revenue                16            (3)
                      ---------     ---------
Net Revenues                655         1,963

Total IVAX
External Net Sales      160,324       161,703
Other Revenue            21,565        22,951
                      ---------     ---------
Net Revenues          $ 181,889     $ 184,654
                      =========     =========